SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2006
ORBIMAGE HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50933	20-2759725

(State or other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or Organization)	Number)	Identification No.)
21700 Atlantic Boulevard
Dulles, Virginia 20166

(Address of Principal Executive Offices)
(703) 480-7500

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 2.01 Completion of Acquisition or Disposition of Assets.
     As previously reported in the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2006, ORBIMAGE Inc. and the Registrant (together, “ORBIMAGE”) entered into a definitive asset purchase agreement (the “Purchase Agreement”) on September 15, 2005 to acquire the operating assets of Space Imaging LLC (“Space Imaging”) for approximately $58.5 million, subject to certain adjustments. Pursuant to the terms of the Purchase Agreement, a copy of which was filed in the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 15, 2005, ORBIMAGE entered into an Assignment of Rights and Obligations, dated as of January 10, 2006, with SI Opco, a Delaware corporation and a wholly-owned indirect subsidiary of the Registrant, whereby ORBIMAGE agreed to assign all of their rights and certain obligations in, to and under the Purchase Agreement to SI Opco.
     On January 10, 2006, SI Opco completed the acquisition of Space Imaging pursuant to the terms of the Purchase Agreement. The $58.5 million cash purchase price was funded with a combination of (i) the issuance of $50 million of indebtedness under the Credit Agreement described under Item 1.01 (ii) debt repayment by Space Imaging prior to the closing and (iii) cash of Space Imaging acquired in the acquisition.
     This Form 8-K/A is being filed to report the financial statements and pro forma financial information pursuant to Item 9.01 below.
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired
     The following financial statements omitted from the Current Report on Form 8-K filed January 10, 2006 in reliance upon Item 9.01(a)(4) of Form 8-K are filed herewith.

(b) Pro Forma Financial Information
     The following pro forma financial information omitted from the Current Report on Form 8-K filed January 10, 2006 in reliance upon Item 9.01(b)(2) of Form 8-K are filed herewith.
Introduction

Introduction	37
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2004	38
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2005	39
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2004	40
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Nine Months Ended September 30, 2005	41

Report of Independent Auditors
The Members
Space Imaging LLC
We have audited the accompanying consolidated balance sheets of Space Imaging LLC, a Delaware limited liability company, as of December 31, 2004 and 2003, and the related consolidated statements of operations, members’ capital (deficit) and cash flows for the years ended December 31, 2004, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Space Imaging LLC, a Delaware limited liability company, at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for the years ended December 31, 2004, 2003 and 2002, in conformity with accounting principles generally accepted in the United States.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has a working capital deficiency. In addition, the Company will be required to make a balloon payment for the remaining balance of its long term debt by March 31, 2006. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.
/s/ ERNST & YOUNG LLP
Denver, Colorado
September 9, 2005

Space Imaging LLC
A Delaware Limited Liability Company
Consolidated Balance Sheets
(In thousands, except unit data)

	December 31
	2004	2003

Assets
Current assets:
Cash and cash equivalents	$12,705	$12,466
Cash—restricted	648	4,050
Accounts receivable, net of allowance for doubtful accounts and sales returns of $2,052 and $2,224 at December 31, 2004 and 2003, respectively	23,638	18,360
Unbilled receivables	5,596	8,142
Prepaid expenses	3,148	2,722
Inventory—ground stations	4,092	14,187
Deferred costs	5,827	1,022

Total current assets	55,654	60,949

Property and equipment, net	35,049	236,048
Deferred costs	4,541	14,896
Archived Imagery, net	5,466	9,278
Intangibles and other assets, net	1,686	3,671
Investment in unconsolidated affiliate	—	800

Total assets	$102,396	$325,642

Liabilities and members’ capital/(deficit)
Current liabilities:
Account payable to Space Imaging, Inc.	$5,272	$8,350
Accounts payable and accrued liabilities	26,997	19,062
Billings in excess of related revenues	3,141	3,208
Deferred revenue	6,282	8,995
Notes payable to Lockheed Martin, current portion	—	21,616
Notes payable to Raytheon, current portion	—	8,713
Current portion of long-term debt to related parties	15,400	17,000

Total current liabilities	57,092	86,944

Notes payable to Lockheed Martin	13,133	448
Notes payable to Raytheon	5,143	—
Long-term debt to related parties	227,600	237,000
Accrued interest	458	394

Members’ capital (deficit):
Members (322 units outstanding in 2004 and 2003)	—	3,861
The Manager (2.12 units outstanding in 2004 and 2003)	(198,030)	(5)
Subscription receivable	(3,000)	(3,000)

Total members’ capital/(deficit)	(201,030)	856

Total liabilities and members’ capital/(deficit)	$102,396	$325,642

See accompanying notes.

Space Imaging LLC
A Delaware Limited Liability Company
Consolidated Statements of Operations
(In thousands)

	Years ended December 31
	2004	2003	2002

Revenues:
Imagery sales	$74,967	$106,113	$65,476
Ground station sales	22,976	37,190	55,544
Ground station leases	—	—	2,696
Satellite access fees	43,390	51,394	40,280

	141,333	194,697	163,996

Production and operating expenses:
Purchased imagery	33,844	35,695	37,579
Satellite operations	78,400	76,581	84,503
Ground station sales and lease costs	21,883	39,954	48,108
Other production costs	9,040	12,388	18,434
Loss due to asset impairment	—	—	12,633
Customer claim	—	2,858	—
Inventory impairment	10,573	—	—
Satellite impairment	148,032	—	—
Research and development	1,762	2,130	2,328
Selling, general and administrative	28,077	31,139	33,458

	331,611	200,745	237,043

Operating loss	(190,278)	(6,048)	(73,047)

Other income (expense):
Interest income	56	263	216
Interest expense	(9,534)	(8,704)	(7,841)
Other expense, net	(2,130)	(1,434)	4,276
Equity in income/(loss) of unconsolidated affiliate	—	(883)	2,200

Net income/loss before cumulative effect of change in accounting principle	(201,886)	(16,806)	(74,196)
Cumulative effect of change in accounting principle	—	—	(949)

Net loss	$(201,886)	$(16,806)	$(75,145)

See accompanying notes.

Space Imaging LLC
A Delaware Limited Liability Company
Consolidated Statements of Members’ Capital (Deficit)
(In thousands)

	Members	The Manager	Total

Balances at December 31, 2001	$92,210	$597	$92,807
Allocation of net loss	(74,653)	(492)	(75,145)

Balances at December 31, 2002	17,557	105	17,662
Allocation of net loss	(16,696)	(110)	(16,806)

Balances at December 31, 2003	861	(5)	856
Allocation of net loss	(3,861)	(198,025)	(201,886)

Balances at December 31, 2004	$(3,000)	$(198,030)	$(201,030)

See accompanying notes.

Space Imaging LLC
A Delaware Limited Liability Company
Consolidated Statements of Cash Flows
(In thousands)

	Years ended December 31
	2004	2003	2002

Operating activities
Net loss	$(201,886)	$(16,806)	$(75,145)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	61,783	64,100	74,504
Satellite impairment	148,032	—	—
PP&E/Software disposal	1,122	44	—
Inventory—impairment	10,573	—	—
Equity in (income)/loss of unconsolidated affiliate	—	883	(2,200)
Loss due to goodwill impairment	—	—	949
Gain on sale of ROC (Note 7)	—	—	(1,171)
Loss due to asset impairment	—	—	12,633
Changes in assets and liabilities:
Cash—restricted	3,402	540	(1,254)
Accounts receivable, net	(5,278)	1,129	32,287
Unbilled receivables	2,546	5,207	13,463
Prepaid expenses	(426)	(848)	4,283
Inventory—ground stations	(477)	30,955	(23,496)
Deferred costs	5,550	(15,918)	—
Account payable to Space Imaging, Inc.	(3,074)	724	(4,571)
Accounts payable and accrued liabilities	7,930	(11,060)	10,806
Billings in excess of related revenue	(66)	1,108	2,011
Deferred revenue	(2,714)	(12,853)	(9,597)
Accrued interest	64	(1,213)	1,327

Net cash provided by operating activities	27,081	45,992	34,829

Investing activities
Proceeds received from ROC purchase	—	—	10,893
Additions to property:
Space satellites and ground stations	—	—	(1,660)
Property and furniture, fixtures and equipment	(597)	(151)	(3,493)
Purchased software	(396)	(1,262)	(1,201)
Capitalized imagery	(3,149)	(8,906)	(333)
Dividend received from unconsolidated affiliate	800	2,000	(8,662)

Net cash used in investing activities	(3,342)	(8,319)	(4,456)

Financing activities
Principal payments on capital lease obligation/notes	—	—	(59)
Payments to Lockheed Martin	(14,431)	(24,616)	(21,563)
Payments to Raytheon	(9,069)	(11,566)	(8,436)

Net cash used in financing activities	(23,500)	(36,182)	(30,058)

Net increase in cash and cash equivalents	239	1,491	315
Cash and cash equivalents at beginning of year	12,466	10,975	10,660

Cash and cash equivalents at end of year	$12,705	$12,466	$10,975

See accompanying notes.

Space Imaging LLC
A Delaware Limited Liability Company
Notes to Consolidated Financial Statements
(In thousands, except unit data)
December 31, 2004
1. Summary of Significant Accounting Policies
Organization
Space Imaging LLC (the Company or the LLC), a limited liability company, was organized on September 29, 1994 as a limited partnership. The form of business was changed to an LLC on September 30, 1999. On June 30, 2000, the Company officially accepted its commercial remote sensing satellite (IKONOS), which placed it into operations. The Company currently distributes products from this, other third party satellites, and aerial-based systems owned by others. Its activities include the sale of a limited number of ground stations to capture images transmitted by this satellite for future sale in commercial and governmental markets.
In accordance with Delaware law, the members’ personal liability is limited. The limited liability agreement provides for the continuation of the Company through December 31, 2050, with allowances for extensions beyond that date.
The Manager, Space Imaging, Inc. (SI Inc. or the Manager), whose stockholders are Lockheed Martin Corporation (Lockheed Martin) and Raytheon, Inc. (Raytheon), manages and controls the business and affairs of the Company. The Company is required to reimburse SI Inc. for all organization costs and for all direct expenses incurred on behalf of the Company. The Company has no employees. The Manager provides all employees.
Basis of Presentation
The accompanying financial statements have been prepared assuming the Company will be able to continue as a going concern. The Companies viability as a going concern is dependent upon the restructuring of its current debt agreement, due to the fact that all long-term debt is due and payable no later than March 31, 2006. Management does not believe the Company will have enough operating cash to make the required balloon payment by this date. The Company has experienced recurring losses, has a deficit in members’ equity and has a deficiency in working capital of $1.4 million. Current liabilities include the current portion of long-term debt to Lockheed Martin and Raytheon totaling $15.4 million. In order to continue operations beyond March 31, 2006, the Company will need to restructure the debt agreement with its creditors. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

On September 30, 2004, the Company lost a major contract bid with the U.S. government. This was an integral part of the company’s strategy to fund its next generation satellite system. With the loss of this contract, it is unlikely that the Company will be able to fund and build a next generation system. The IKONOS satellite’s current expected life is through June 30, 2008. The Company must now rely on its existing and any new contracts. The Company currently has multi-year contracts with 10 of its regional affiliates. Although several additional regional affiliate agreements expire in 2005, the Company believes the majority of these contracts will be renewed. Additionally, the Company has a contract with the U.S. government to provide imagery through February 2006. The minimum purchase commitment for the period February 2005 to February 2006 is $36 million. The Company believes that the cash flows from these contracts will be sufficient to fund operations through at least December of 2005.
Prior Period Adjustments
During 2003, a related party vendor notified the Company that an outstanding amount was owed related to fiscal year 2000 expenses in the amount of $733. Upon research and discussions with the vendor, the Company acknowledged the liability and decided to correct the financial statements accordingly. As a result, included in the consolidated statements of members’ capital is an adjustment to correct this error. A corresponding liability was recorded in the payable to Lockheed Martin on the balance sheet.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries after the elimination of all intercompany accounts and transactions.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The most significant of these estimates are asset impairments, the allowances for doubtful accounts and sales returns, and estimates to complete for long-term government service contracts, which support the percentage-of-completion method for recognizing revenue. Actual results could differ from those estimates.
Revenue Recognition
Imagery Sales
The Company sells imagery derived from the IKONOS satellite and other aerial sources, which are owned by others, to governmental agencies and commercial corporations. The Company recognizes imagery sales upon shipment. Services generated from long-term contracts are recognized on the percentage-of-completion method of accounting using total direct costs for the contract.

The Company sells imagery that has been archived during the current and previous years. As such, the Company capitalizes related costs and amortizes them over their estimated useful lives of three years using mid-year convention for amortization.
Ground Station Sales
The Company sells ground stations, known as Regional Operating Centers (ROCs), to certain major customers (Regional Affiliates), which allows for the capability of communicating with the commercial remote sensing satellite for scheduling data collection, receiving and processing imagery, and distributing imagery products. The Company recognizes ground station sales based upon the completed contract method of accounting. A ground station is considered complete upon the start of commercial operations by the buyer, which is deemed as acceptance.
In 2003, after start of commercial operations for European Space Imaging (EUSI) and Thailand, the probability of collection on these two ROCs were called into question and as such the Company began to recognize the related revenue on a cash basis.
Access Fees
The Company also contracts with customers to provide access to the IKONOS satellite and satellite data from third-party satellites currently in earth’s orbit. These customers, the majority of which are also ROC customers, pay the Company access fees. A portion of these fees is remitted to the agencies owning the satellites. Access fees received by the Company are recognized ratably over the period to which such access fees relate.
Cash and Cash Equivalents
Included in cash and cash equivalents are highly liquid investments with an original maturity date of 90 days or less from the date of acquisition. Cash equivalents at December 31, 2004, 2003 and 2002 consist of overnight investments.
Cash Restricted
Restricted cash includes $648 and $4,050 at December 31, 2004 and 2003, respectively, related to performance bonds and letters of credit on specific ROC contracts. The cash will be released once performance by the Company under these contracts is complete.
Accounts Receivable and Provision for Doubtful Accounts
The Company records a provision for doubtful accounts for all receivables not expected to be collected. The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances when a specific customer’s inability to meet its financial obligations becomes known (e.g., bankruptcy filings), the Company records a specific reserve for bad debts against amounts due. For all other instances, the Company recognizes reserves based on historical experience and review of the individual accounts outstanding. The allowance for doubtful accounts was $2,052 and $2,224 at December 31, 2004 and 2003,

respectively. Amounts due from related parties were $731 and $5,615 at December 31, 2004 and 2003, respectively.
Unbilled Receivables
Unbilled receivables represent the accrual of revenue on contract for ROC sales, which have been completed but have not yet been billed. These amounts will be billed based on the contract, and are expected to be billed during the following two years. Also included in unbilled receivables are costs in excess of billings related to imagery sales for services performed that are accounted for using the percentage-of-completion method of accounting.
Inventory—Ground Stations
Inventory—ground stations consists of equipment and software purchased from Lockheed Martin and Raytheon under the Regional Operating Center Master Contract for the construction of ground stations held for resale. This equipment and software is classified as current assets as the ground stations are expected to be completed and sold to third parties within one year. Any assets placed in inventory are valued at the lower of cost or market. The Company believes that the inventory is valued at its net realizable value at December 31, 2004. Due to the loss of the major contract bid as previously discussed above, the Company performed an analysis to determine the salability of the ground station equipment. Based on this analysis, the Company impaired $10,573 of ground station inventory.
Deferred Costs
In 2003, as discussed above under Revenue Recognition on Ground Station Sales, the Company records EUSI and Thailand’s revenue on a cash basis. The costs associated with this revenue are booked to deferred costs until revenue is recorded. As of December 31, 2004 and 2003, the deferred costs were $10,368 and $15,918, respectively.
Deferred Revenue
Amounts billed to customers in excess of revenues recognized to date are classified as current liabilities under deferred revenue and billings in excess of related revenues. Amounts billed to customers in excess of revenues for ROC sales and access fees are included in deferred revenue. Amounts billed to customers in excess of revenue for long-term service contracts are included in billings in excess of related revenues.
Fair Value of Financial Instruments
The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable, notes payable and long-term debt approximate fair value.

Concentration of Credit Risk
In 2004, net revenues generated from the three largest customers totaled approximately 54%, with 40% of net revenues coming from sales to the U.S. government. In 2003, net revenues generated from the three largest customers totaled approximately 66%, with 45% of net revenues coming from sales to the U.S. government. In 2002, revenues generated from the three largest customers totaled approximately 38%, with 23% of net revenues coming from sales to the U.S. governments.
The Company performs credit evaluations of its customers’ financial position and may require letters of credit and/or advance payment. Net accounts receivable from foreign customers were approximately $21,452 and $16,272 at December 31, 2004 and 2003, respectively. Unbilled receivables from foreign customers as of December 31, 2004 and 2003 were $2,960 and $5,972, respectively. Business is transacted with various foreign entities in U.S. dollars.
Research and Development and Advertising Expenses
Research and development costs are expensed as incurred, and include salaries, consulting, facilities, equipment, and other expenditures. Advertising costs are also expensed as incurred. Selling, general, and administrative expenses include $247, $296 and $278 of advertising for the years ended December 31, 2004, 2003 and 2002, respectively.
Depreciation and Amortization
Depreciation of property and equipment is recognized using the straight-line method over estimated useful lives, generally from three to seven years. Depreciation of purchased software is recognized using the straight-line method over estimated useful lives of generally three years. The IKONOS satellite was placed in service on June 30, 2000. During 2003, a revised engineering analysis was performed increasing this asset’s useful life from seven to eight years. This change in the estimated useful life of the IKONOS satellite was a result of an engineering life analysis conducted by the satellite’s prime contractor, Lockheed Martin. Depreciation and amortization expense for the years ended December 31, 2004, 2003 and 2002 was $61,783, $64,100 and $74,504, respectively. Depreciation and amortization expense is allocated in total to production and operating expenses.
Repair and Maintenance
Repair and Maintenance costs consist primarily of annual maintenance contracts in support of the company’s primary operation center (POC), both equipment and software, for the sole purpose of collecting data from the IKONOS satellite. These costs associated with the POC are treated as prepaid and amortized over the life of the contract period.
Long-Lived Assets
Long-lived assets consist primarily of property, plant and equipment, intangibles and other assets. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144,

Accounting for the Impairment or Disposal of Long-Lived Assets, the recoverability of the carrying value of long-lived assets to be held and used is evaluated based upon changes in the business environment or other facts and circumstances that suggest they may be impaired. If this evaluation indicates the carrying value will not be recoverable, based on the undiscounted expected future cash flows estimated to be generated by these assets, the Company reduces the carrying amount to the estimated fair value. As a result of the loss of a major contract bid with the U.S. government, the Company has determined that its operations will be limited by the life of its existing IKONOS satellite. Because the expected cash flows over the remaining life of the satellite are less than the carrying value of the satellite, associated ground equipment and antenna, the Company has recorded an impairment charge of $148,032 reducing the carrying value of these assets to $27,840.
Goodwill
On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). In accordance with SFAS No. 142, the Company did not record amortization expense related to goodwill as of January 1, 2002. SFAS No. 142, requires that goodwill be tested annually for impairment and more frequently if events or changes in circumstances indicate assets might be impaired. The Company performed a transitional impairment test upon the adoption of SFAS No. 142 on January 1, 2002. As a result of this transitional impairment test, the Company wrote off goodwill totaling $949.
Intangible and Other Assets
Intangible assets are recorded at cost and are amortized using the straight-line method or accelerated methods over their estimated useful lives. Carrying values and accumulated amortization as of December 31 are as follows:

	Lives	2004	2003

Archived imagery	27 months	$20,717	$17,568
Software	36 months	11,827	17,861
Deferred debt issuance costs	24 months	247	247

		32,791	35,676

Accumulated amortization		(25,639)	(22,727)

		$7,152	$12,949

The Company capitalizes costs to acquire internal use software in accordance with Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Direct internal and external costs incurred in the development of software are capitalized during the application development stage. Costs incurred prior and subsequent to the application development stage are expensed as incurred. Capitalized costs are amortized over three years. The amortization for the next five years is as follows:

Amortization
2005	$5,406
2006	1,537
2007	254
2008	0
2009	0
Allocation of Company Losses and Income
Net losses are allocated to the members in accordance with the number of LLC units held by each member to the extent of the member’s capital basis. To the extent any allocation of net losses would cause a member to have an adjusted capital account deficit (or increase the amount of an existing adjusted capital account deficit), net losses shall instead be reallocated first to eliminate the positive balance in any other members’ capital accounts (in proportion to such balances, if any), with any remaining balance allocated to SI Inc.
Net income is allocated first to SI Inc. up to the amount of aggregate net losses allocated to SI Inc. in previous fiscal years. Net income is then allocated to the members in proportion to the aggregate net losses allocated to the members in previous fiscal years until net income allocated to the members equals aggregate net losses previously allocated. Thereafter, net income is distributed to all members proportionally to the number of LLC units held.
At December 31, 2004, 2003 and 2002, SI Inc.’s ownership in the Company was approximately 0.65% of the LLC units. Since aggregate capital contributions to the Company have exceeded $50,000, SI Inc. may, without adverse tax consequence to the Company, reduce its ownership to no less than 0.2% of the LLC units.
Income Taxes
For its wholly owned subsidiary, PMR, the Company is required to provide for income taxes pursuant to the liability method as prescribed in SFAS No. 109, Accounting for Income Taxes.
The liability method requires recognition of deferred income taxes based on temporary differences between financial reporting and income tax bases of assets and liabilities, using currently enacted income tax rates and regulations. However, due to immateriality, the Company has not recorded any deferred tax assets and liabilities.
The financial statements include no provision for income taxes for the LLC since income or loss is reported in the members’ separate income tax returns. Taxes, if any, are the responsibility of the individual members. The Company, however, is required to file federal and state income tax returns for informational purposes. Members’ capital accounts and losses reflected in the financial statements may differ from amounts reported in the Company’s federal income tax return due to differences in accounting policies used for financial and tax reporting purposes.
Reclassification
Certain prior year amounts have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on net loss or members’ deficit.
2. Investments
Formation of Dubai Space Imaging
In December 1997, Dubai Space Imaging LLC, a joint venture between the Company, Juma Saif Rashid Min Bakhi and his partner, together, the UAE Group, was formed to operate a commercial remote sensing ground station in the United Arab Emirates. In 1999, Dubai Space Imaging LLC changed its name to Space Imaging Middle East LLC (SIME).
The Company purchased a 40% interest in the operations of the joint venture in exchange for an $800 cash investment. The Company’s investment is accounted for using the equity method. During 2003, the Company received $2,000 in distributions from SIME. In 2004, the Company divested its equity stake in SIME for its original investment of $800. With the impending known sale of SIME, the Company took an impairment against the investment during 2003.
3. Related Party Transactions
Notes payable to Lockheed Martin and Raytheon for long-term trade payables as of December 31, 2004 and 2003, are $18,276 and $30,777, respectively. Total trade payables to related parties as of December 31, 2004 and 2003 are $7,466 and $5,521, respectively; of which the amounts owed Lockheed Martin were $6,655 and $3,235 and Raytheon were $648 and $410 as of December 31, 2004 and 2003, respectively.
In 1997, the Company entered into fixed price contracts with Lockheed Martin and Raytheon to develop training manuals and programs for satellite launch and operation procedures, and to assist in operating and maintaining the satellite and ground station control systems (the O&M Contracts). The O&M Contracts are renewable at the Company’s option. Under these contracts, the Company owed Lockheed Martin approximately $1,057 and $1,145 and Raytheon approximately $639 and $410, as of December 31, 2004 and 2003, respectively.
In 1997, the Company entered into a fixed price contract with Raytheon (the ROC Master Contract), whereby Raytheon developed and built the hardware and software to be included in four of the Company’s ROCs to be sold to third parties. The Company’s purchase commitment under the terms of the ROC Master Contract was $49,965, all of which has been completed. In March 2001, the company converted the associated trade payables to notes payable. As of

December 31, 2004 and 2003, the outstanding balance owed to Raytheon on this note was $5,143 and $8,713, respectively.
Included in the IKONOS construction contract were on-orbit incentives with the contractor, Lockheed Martin. Payments for the incentives are based on satellite performance and are made over a five-year time period beginning at satellite acceptance. Payments to the contractor started in August 2000. The Company expensed $17,947 and $15,343 of on-orbit incentives in 2004 and 2003, respectively. The Company owed Lockheed Martin $4,977 and $1,774 as of December 31, 2004 and 2003, respectively, for the on-orbit incentives. In 2001, the Company began to purchase equipment and support from Raytheon on an individual ROC basis using purchase orders. The Company has purchased six additional ROCs for a total purchase commitment of $33,071, all of which has been completed.
Production and Operating Expenses
Included in production and operating expenses are the following expenses charged by SI Inc. to the Company:

	Year ended December 31
	2004	2003	2002

Other production costs	$709	$1,245	$1,937
Research and development	1,094	1,069	789
Selling, general and administrative	24,732	25,910	28,597

	$26,535	$28,224	$31,323

Leases
All of the Company’s lease arrangements are arranged on behalf of the Company by SI Inc. SI Inc. leases office space and certain equipment under noncancelable operating leases. Total rent expense incurred on behalf of, and subsequently charged to, the Company was $334 and $455 in 2004 and 2003, respectively.
The Company’s future minimum payments, payable to SI Inc., under noncancelable operating leases with initial terms of one year or more are as follows:

Operating Leases
2004	$532
2005	422
2006	95
2007	95

$1,144

Notes Payable
The costs associated with the FCC License were originally incurred by Lockheed Martin. Upon receipt of the FCC License by the Company, the Company issued a note payable in the amount of $448 to Lockheed Martin. As of December 31, 2004, principal and all accrued interest are payable on June 1, 2005. Interest accrues at a per annum rate of 7.31%. As discussed in note 5, payments on this note plus interest have been prohibited by the Company’s restructured debt agreement. Consequently, the balances have been classified as long-term notes payable in the accompanying financial statements.
Other
There are various defined contribution plans for employees of SI Inc., the costs of which are charged to the Company. Total charges, at cost, including interest earned, under these plans were $560, $798 and $804 in 2004, 2003 and 2002, respectively.
SI Inc. also adopted the Space Imaging, Inc. Phantom Equity Incentive Plan (the Phantom Equity Plan) effective January 1, 1998. All regular employees of SI Inc. have been invited to participate. Participants in the Phantom Equity Plan are awarded phantom units representing a hypothetical interest in Space Imaging LLC units. The number of phantom units awarded to each employee is a function of the employee’s level of responsibility, salary, and length of service. To the extent that the Space Imaging LLC units appreciate in value, the value of the phantom units will appreciate at the same rate. In 2004 Deloitte & Touche (“Deloitte”) conducted a valuation analysis and determined that the value of the hypothetical phantom units as of December 31, 2003 was “near zero.” In 2005 Deloitte conducted another valuation analysis and determined that the value of the hypothetical phantom units as of December 31, 2004 remained “near zero.”
As of December 31, 2003, 18,451 Phase I units were 100% vested and 81,624 Phase II units were 60% vested. Phase II became 100% vested on December 31, 2004 for employees who were still employed.
The Phantom Equity Plan states that phantom units of terminated employees shall be redeemed following their termination from the Company at the lower of a) the last valuation price prior to termination or b) the next valuation price following termination. During 2004 1,841 Phase I units and 21,475 Phase II units were redeemed at the 12/31/04 valuation price of $0. Consequently, no payment was made as a result of the plan’s base price being $100.00/unit.
No phantom units were awarded in 2004. As of December 31, 2004 the balance of phantom units was 16,609 Phase I units and 60,149 Phase II units. All phantom units are now 100% vested.
The Company accounts for the Phantom Equity Plan under FASB Interpretation FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, which states that compensation shall be accrued as a charge to expense during the vesting period. The value of the units is based on the net asset value of the Company. Accordingly, no expense was recorded under this plan in 2004, 2003 or 2002.

4. Property and Equipment
Property and equipment, at cost, consist of:

	December 31,
	2004	2003

Land	$851	$851
Buildings	6,495	6,381
Construction in progress	—	309
Equipment	43,551	460,320

	50,897	467,861
Accumulated depreciation	(15,847)	(231,813)

	$35,049	$236,048

See Long-Lived Assets under Note 1 regarding the impairment charge in 2004.
5. Long-Term Debt
On March 31, 2003, Lockheed Martin and Raytheon repaid the outstanding debt of the Company in the amount of $260 million and entered into a new agreement whereby Lockheed Martin and Raytheon became lenders to the Company. The new debt resulted in a borrowing capacity of $275 million including a sub-facility for $10 million in available letters of credit.
As of December 31, 2004, the Company was not in compliance with certain financial and non-financial covenants. On August 30, 2005, the Company’s creditors executed the First Amendment and Waiver to Amended and Restated Credit Agreement. In this agreement, the creditors waived the Company’s non-compliance on all financial and non-financial covenants and reporting requirements. Additionally, and for future borrowing needs, the agreement reduced the borrowing capacity down to $230.4 million, deleted the $10 million available under the letter of credit sub-facility, and rescheduled the payments for 2005. The Company is now scheduled to make payments of $15.4 million during 2005 with the remaining balance due in 2006.
The credit agreement includes financial covenants which limit investing cash flows minus all non-cash capitalization of imagery to $2 million and free cash flow as defined in the agreement cannot be less than $2 million for any fiscal year. The Company expects to be in compliance with these covenants as of December 31, 2005.
As of December 31, 2004, $227.4 million is classified as long-term in the accompanying financial statements, exclusive of $15.4 million representing payments due in 2005.
Letters of credit had been issued in favor of the Company’s customers totaling $20,306 and $8,613 as of December 31, 2004 and 2003, respectively. These letters of credit serve to reduce the Company’s availability of credit under the Credit Agreement.
The interest rate on the Company’s long-term debt is reset quarterly based on the London Interbank Offered Rate (LIBOR). The Company expensed $9,442, $8,544 and $7,777 for interest on the facility and the Credit Agreement for the years ended December 31, 2004, 2003 and 2002, respectively. Interest paid by the Company was $4,357 and $9,816 for the years ended December 31, 2004 and 2003, respectively. At December 31, 2004 and 2003, outstanding advances under the Credit Agreement aggregated $243,000 and $254,000, respectively, and carry an average interest rate of 3.73% and 3.39%, respectively.
6. Other
In 2003 and 2004, the Company carried receivables associated with a long-term contract with its Turkey international regional affiliate. The receivable makes up the sales on the customer’s regional operation center equipment. The amount in billed receivables as of December 31, 2004 and 2003 is $0 and $500, respectively. The amount in unbilled receivables as of December 31, 2004 and 2003 is $2,960 and $3,960, respectively.
7. Customer Claim
In 2004, the Company settled a dispute with one of the Company’s international Regional Affiliates. As of December 31, 2003, the Company took a charge of $2,858 related to the forgiveness of certain access fees and equipment. This forgiveness resolved the Regional Affiliate’s demand and relieved the Company from any future potential litigation.
8. Subsequent Events
The Company sold the assets of its Federal/Civil/Commercial line of business (formerly known as PMR) on February 28, 2005 for $5,100, which resulted in a gain of $2,047. The Company is currently providing transition services for the buyer.
During 2005, the Company entered in to an Asset Purchase Agreement with an outside interested party to purchase certain assets of the Company. The resulting proposed transaction could cause the Company to sever the majority of its employees. The execution of the agreement would create a transaction severance cost in excess of $2 million.

Space Imaging LLC
A Delaware Limited Liability Company
Consolidated Balance Sheets
(Unaudited; in thousands, except unit data)

	September 30,	December 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$16,229	$12,705
Cash—restricted	1,111	648
Accounts receivable, net of allowance for doubtful accounts and sales returns of $2,342 and $2,052 at September 30, 2005 and December 31, 2004, respectively	23,178	23,638
Unbilled receivables	249	5,596
Prepaid expenses	1,119	3,148
Inventory—ground stations	4,013	4,092
Deferred costs	6,017	5,827

Total current assets	51,916	55,654

Property and equipment, net	28,845	35,049
Deferred costs	3,427	4,541
Archived Imagery, net	4,448	5,466
Intangibles and other assets, net	698	1,686

Total assets	$89,334	$102,396

Liabilities and members’ deficit
Current liabilities:
Accounts payable to Space Imaging, Inc.	$6,998	$5,272
Accounts payable and accrued liabilities	20,978	26,997
Billings in excess of related revenues	2,279	3,141
Deferred revenue	5,405	6,282
Notes payable to Lockheed Martin, current portion	13,316	—
Notes payable to Raytheon, current portion	5,143	—
Current portion of long-term debt to related parties	224,400	15,400

Total current liabilities	278,519	57,092

Notes payable to Lockheed Martin	—	13,133
Notes payable to Raytheon	—	5,143
Long-term debt to related parties	—	227,600
Accrued interest	—	458

Members’ deficit:
Members (322 units outstanding in 2005 and 2004)	—	—
The Manager (2.12 units outstanding in 2005 and 2004)	(186,185)	(198,030)
Subscription receivable	(3,000)	(3,000)

Total members’ deficit	(189,185)	(201,030)

Total liabilities and members’ deficit	$89,334	$102,396

See accompanying notes.

Space Imaging LLC
A Delaware Limited Liability Company
Consolidated Statements of Operations
(Unaudited; in thousands)

	Nine Months ended September 30,
	2005	2004

Revenues:
Imagery sales	$53,006	$61,262
Ground station sales	8,187	6,550
Satellite access fees	31,701	34,308

	92,894	102,120

Production and operating expenses:
Purchased imagery	22,737	24,281
Satellite operations	23,797	206,831
Ground station sales and lease costs	7,403	6,186
Other production costs	2,709	6,549
Research and development	904	1,476
Selling, general and administrative	16,499	20,495

	74,049	265,818

Operating loss	18,845	(163,698)

Other income (expense):
Interest income	91	39
Interest expense	(9,411)	(6,856)
Other expense, net	2,320	(1,621)

Net loss	$11,845	$(172,136)

See accompanying notes

Space Imaging LLC
A Delaware Limited Liability Company
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months ended September 30,
	2005	2004

Operating activities
Net loss	$11,845	$(172,136)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,066	194,502
PP&E/Software (gain)/disposal	18	1,121
Changes in assets and liabilities:
Cash—restricted	(463)	3,868
Accounts receivable, net	460	617
Unbilled receivables	5,347	1,835
Prepaid expenses	2,029	(1,528)
Inventory—ground stations	79	(4,219)
Deferred costs	924	(37)
Accounts payable to Space Imaging, Inc.	1,726	(3,413)
Accounts payable and accrued liabilities	(6,019)	(2,967)
Billings in excess of related revenue	(862)	(897)
Deferred revenue	(877)	3,340
Accrued interest	(458)	—

Net cash provided by operating activities	24,814	20,085

Investing activities
Additions to property:
Property and furniture, fixtures and equipment	(373)	(683)
Purchased software	(122)	(15)
Capitalized archived imagery	(2,377)	(2,362)
Dividend received from unconsolidated affiliate	—	800

Net cash used in investing activities	(2,872)	(2,259)

Financing activities
Payments to Lockheed Martin	(9,117)	(14,431)
Payments to Raytheon	(9,300)	(9,069)

Net cash used in financing activities	(18,417)	(23,500)

Net increase in cash and cash equivalents	3,524	(5,674)
Cash and cash equivalents at beginning of year	12,705	12,466

Cash and cash equivalents at end of Period	$16,229	$6,792

See accompanying notes.

Space Imaging LLC
A Delaware Limited Liability Company
Notes to Consolidated Financial Statements
(Unaudited, in thousands, except unit data)
September 30, 2005
1. Summary of Significant Accounting Policies
Organization
Space Imaging LLC (the Company or the LLC), a limited liability company, was organized on September 29, 1994 as a limited partnership. The form of business was changed to an LLC on September 30, 1999. On June 30, 2000, the Company officially accepted its commercial remote sensing satellite (IKONOS), which placed it into operations. The Company currently distributes products from this, other third party satellites, and aerial-based systems owned by others. Its activities include the sale of a limited number of ground stations to capture images transmitted by this satellite for future sale in commercial and governmental markets.
In accordance with Delaware law, the members’ personal liability is limited. The limited liability agreement provides for the continuation of the Company through December 31, 2050, with allowances for extensions beyond that date.
The Manager, Space Imaging, Inc. (SI Inc. or the Manager), whose stockholders are Lockheed Martin Corporation (Lockheed Martin) and Raytheon, Inc. (Raytheon), manages and controls the business and affairs of the Company. The Company is required to reimburse SI Inc. for all organization costs and for all direct expenses incurred on behalf of the Company. The Company has no employees. The Manager provides all employees.
Basis of Presentation
The accompanying financial statements have been prepared assuming the Company will be able to continue as a going concern. The Companies viability as a going concern is dependent upon the restructuring of its current debt agreement, due to the fact that all long-term debt is due and payable no later than March 31, 2006. Management does not believe the Company will have enough operating cash to make the required payment by this date. The Company has experienced recurring losses, has a deficit in members’ equity and has a deficiency in working capital of $226.6 million. Current liabilities include the current portion of long-term debt to Lockheed Martin and Raytheon totaling $230.4 million. In order to continue operations beyond March 31, 2006, the Company will need to restructure the debt agreement with its creditors.
These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.
On September 30, 2004, the Company lost a major contract bid with the U.S. government. This was an integral part of the company’s strategy to fund its next generation satellite system. With the loss of this contract, it is unlikely that the Company will be able to fund and build a next generation system. The IKONOS satellite’s current expected life is through June 30, 2008. The Company must now rely on its existing and any new contracts. The Company currently has contracts with 10 of its regional affiliates and in negotiations with another one. Additionally, the Company has a contract with the U.S. government to provide imagery through February 2006 and is in the proposal stage to renew for the first option year. The minimum purchase commitment for the period February 2005 to February 2006 is $36 million. The Company believes that the cash flows from these contracts will be sufficient to fund operations through at least September of 2006.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries after the elimination of all intercompany accounts and transactions.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The most significant of these estimates are asset impairments, the allowances for doubtful accounts and sales returns, and estimates to complete for long-term government service contracts, which support the percentage-of-completion method for recognizing revenue. Actual results could differ from those estimates.
Revenue Recognition
Imagery Sales
The Company sells imagery derived from the IKONOS satellite and other aerial sources, which are owned by others, to governmental agencies and commercial corporations. The Company recognizes imagery sales upon shipment. Services generated from long-term contracts are recognized on the percentage-of-completion method of accounting using total direct costs for the contract.
The Company sells imagery that has been archived during the current and previous years. As such, the Company capitalizes related costs and amortizes them over their estimated useful lives of three years using mid-year convention for amortization.

Ground Station Sales
The Company sells ground stations, known as Regional Operating Centers (ROCs), to certain major customers (Regional Affiliates), which allows for the capability of communicating with the commercial remote sensing satellite for scheduling data collection, receiving and processing imagery, and distributing imagery products. The Company recognizes ground station sales based upon the completed contract method of accounting. A ground station is considered complete upon the start of commercial operations by the buyer, which is deemed as acceptance.
In 2003, after start of commercial operations for the Company’s customer in Thailand, the probability of collection on this ROC was called into question and as such the Company began to recognize the related revenue on a cash basis. Additionally, the payment terms for the Company’s customer in Germany made the probability of collection on this ROC questionable as well. However, as of October 19, 2005, the Company renegotiated a settlement with its Germany customer. Half of the final ROC payment has subsequently been received, with the remainder due on or before December 20, 2005.
Access Fees
The Company also contracts with customers to provide access to the IKONOS satellite and satellite data from third-party satellites currently in earth’s orbit. These customers, the majority of which are also ROC customers, pay the Company access fees. A portion of these fees is remitted to the agencies owning the satellites. Access fees received by the Company are recognized ratably over the period to which such access fees relate.
Cash and Cash Equivalents
Included in cash and cash equivalents are highly liquid investments with an original maturity date of 90 days or less from the date of acquisition. Cash equivalents at September 30, 2005 and December 31, 2004 consist of overnight investments.
Cash Restricted
Restricted cash includes $1,111 and $648 at September 30, 2005 and December 31, 2004, respectively, related to performance bonds and letters of credit on specific ROC contracts. The cash will be released once performance by the Company under these contracts is complete.
Accounts Receivable and Provision for Doubtful Accounts
The Company records a provision for doubtful accounts for all receivables not expected to be collected. The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances when a specific customer’s inability to meet its financial obligations becomes known (e.g., bankruptcy filings), the Company records a specific reserve for bad debts against amounts due. For all other instances, the Company recognizes reserves based on historical experience and review of the individual accounts outstanding. The allowance for doubtful accounts was $2,342 and $2,052 at September 30, 2005 and December

31, 2004, respectively. Amounts due from related parties were $0 and $731 at September 30, 2005 and December 31, 2004, respectively.
Unbilled Receivables
Unbilled receivables represent the accrual of revenue on contract for ROC sales, which have been completed but have not yet been billed. These amounts will be billed based on the contract, and are expected to be billed during the following two years. Also included in unbilled receivables are costs in excess of billings related to imagery sales for services performed that are accounted for using the percentage-of-completion method of accounting.
Inventory—Ground Stations
Inventory—ground stations consists of equipment and software purchased from Lockheed Martin and Raytheon under the Regional Operating Center Master Contract for the construction of ground stations held for resale. This equipment and software is classified as current assets as the ground stations are expected to be completed and sold to third parties within one year. Any assets placed in inventory are valued at the lower of cost or market. The Company believes that the inventory is valued at its net realizable value at September 30, 2005. Due to the loss of the major contract bid as previously discussed above, the Company performed an analysis to determine the salability of the ground station equipment. Based on this analysis, the Company impaired $10,573 of ground station inventory as of December 31, 2004.
Deferred Costs
In 2003, as discussed above under Revenue Recognition on Ground Station Sales, the Company records Germany and Thailand’s revenue on a cash basis. The costs associated with this revenue are booked to deferred costs until revenue is recorded. As of September 30, 2005 and December 31, 2004, the deferred costs were $9,444 and $10,368, respectively.
Deferred Revenue
Amounts billed to customers in excess of revenues recognized to date are classified as current liabilities under deferred revenue and billings in excess of related revenues. Amounts billed to customers in excess of revenues for ROC sales and access fees are included in deferred revenue. Amounts billed to customers in excess of revenue for long-term service contracts are included in billings in excess of related revenues.
Fair Value of Financial Instruments
The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable, notes payable and long-term debt approximate fair value.

Concentration of Credit Risk
As of September 30, 2005, net revenues generated from the three largest customers totaled approximately 72%, with 50% of net revenues coming from sales to the U.S. government. In 2004, net revenues generated from the three largest customers totaled approximately 54%, with 40% of net revenues coming from sales to the U.S. government.
The Company performs credit evaluations of its customers’ financial position and may require letters of credit and/or advance payment. Net accounts receivable from foreign customers were approximately $18,413 and $21,452 at September 30, 2005 and December 31, 2004, respectively. Unbilled receivables from foreign customers as of September 30, 2005 and December 31, 2004 were $8 and $2,960, respectively. Business is transacted with various foreign entities in U.S. dollars.
Research and Development and Advertising Expenses
Research and development costs are expensed as incurred, and include salaries, consulting, facilities, equipment, and other expenditures. Advertising costs are also expensed as incurred. Selling, general, and administrative expenses include $181 and $290 of advertising for the nine months ended September 30, 2005 and 2004, respectively.
Depreciation and Amortization
Depreciation of property and equipment is recognized using the straight-line method over estimated useful lives, generally from three to seven years. Depreciation of purchased software is recognized using the straight-line method over estimated useful lives of generally three years. The IKONOS satellite was placed in service on June 30, 2000. During 2003, a revised engineering analysis was performed increasing this asset’s useful life from seven to eight years. This change in the estimated useful life of the IKONOS satellite was a result of an engineering life analysis conducted by the satellite’s prime contractor, Lockheed Martin. Depreciation and amortization expense for the nine months ended September, 2005 and 2004 was $11,066 and $194,502, respectively. Depreciation and amortization expense is allocated in total to production and operating expenses.
Long-Lived Assets
Long-lived assets consist primarily of property, plant and equipment, intangibles and other assets. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the recoverability of the carrying value of long-lived assets to be held and used is evaluated based upon changes in the business environment or other facts and circumstances that suggest they may be impaired. If this evaluation indicates the carrying value will not be recoverable, based on the undiscounted expected future cash flows estimated to be generated by these assets, the Company reduces the carrying amount to the estimated fair value. As a result of the loss of a major contract bid with the U.S. government, the Company has determined that its operations will be limited by the life of its existing IKONOS satellite. Because the expected cash flows over the remaining life of the satellite are less than the carrying value of the satellite, associated ground equipment and antenna, the Company has recorded an impairment charge of $148,032 reducing the carrying value of these assets to $27,840.
Intangible and Other Assets
Intangible assets are recorded at cost and are amortized using the straight-line method or accelerated methods over their estimated useful lives. Carrying values and accumulated amortization as of September 30, 2005 and December 31, 2004 are as follows:

	Lives	09/30/05	12/31/04

Archived imagery	27 months	$23,094	$20,717
Software	36 months	11,680	11,827
Deferred debt issuance costs	24 months	247	247

		35,021	32,791
Accumulated amortization		(29,875)	(25,639)

		$5,146	$7,152

The Company capitalizes costs to acquire internal use software in accordance with Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Direct internal and external costs incurred in the development of software are capitalized during the application development stage. Costs incurred prior and subsequent to the application development stage are expensed as incurred. Capitalized costs are amortized over three years. The amortization for the next five years is as follows:

Amortization
2005 (Final Qtr)	$1,568
2006	2,912
2007	1,036
2008	162
2009	0
Allocation of Company Losses and Income
Net losses are allocated to the members in accordance with the number of LLC units held by each member to the extent of the member’s capital basis. To the extent any allocation of net losses would cause a member to have an adjusted capital account deficit (or increase the amount of an existing adjusted capital account deficit), net losses shall instead be reallocated first to eliminate the positive balance in any other members’ capital accounts (in proportion to such balances, if any), with any remaining balance allocated to SI Inc.
Net income is allocated first to SI Inc. up to the amount of aggregate net losses allocated to SI Inc. in previous fiscal years. Net income is then allocated to the members in proportion to the aggregate net losses allocated to the members in previous fiscal years until net income allocated to the members equals aggregate net losses previously allocated. Thereafter, net income is distributed to all members proportionally to the number of LLC units held.

At December 31, 2004 and 2003, SI Inc.’s ownership in the Company was approximately 0.65% of the LLC units. Since aggregate capital contributions to the Company have exceeded $50,000, SI Inc. may, without adverse tax consequence to the Company, reduce its ownership to no less than 0.2% of the LLC units.
Income Taxes
For its wholly owned subsidiary, PMR, the Company is required to provide for income taxes pursuant to the liability method as prescribed in SFAS No. 109, Accounting for Income Taxes.
The liability method requires recognition of deferred income taxes based on temporary differences between financial reporting and income tax bases of assets and liabilities, using currently enacted income tax rates and regulations. However, due to immateriality, the Company has not recorded any deferred tax assets and liabilities.
The financial statements include no provision for income taxes for the LLC since income or loss is reported in the members’ separate income tax returns. Taxes, if any, are the responsibility of the individual members. The Company, however, is required to file federal and state income tax returns for informational purposes. Members’ capital accounts and losses reflected in the financial statements may differ from amounts reported in the Company’s federal income tax return due to differences in accounting policies used for financial and tax reporting purposes.
Reclassification
Certain prior year amounts have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on net loss or members’ deficit.
2. Investments
Formation of Dubai Space Imaging
In December 1997, Dubai Space Imaging LLC, a joint venture between the Company, Juma Saif Rashid Min Bakhi and his partner, together, the UAE Group, was formed to operate a commercial remote sensing ground station in the United Arab Emirates. In 1999, Dubai Space Imaging LLC changed its name to Space Imaging Middle East LLC (SIME).
The Company purchased a 40% interest in the operations of the joint venture in exchange for an $800 cash investment. The Company’s investment is accounted for using the equity method. In 2004, the Company divested its equity stake in SIME for its original investment of $800.
3. Related Party Transactions
Notes payable to Lockheed Martin and Raytheon for long-term trade payables as of September 30, 2005 and December 31, 2004, are $18,001 and $18,276, respectively. Total trade payables to related parties as of September 30, 2005 and December 31, 2004 are $1,710 and $7,466,

respectively; of which the amounts owed Lockheed Martin were $882 and $6,655 and Raytheon were $828 and $648 as of September 30, 2005 and December 31, 2004, respectively.
In 1997, the Company entered into fixed price contracts with Lockheed Martin and Raytheon to develop training manuals and programs for satellite launch and operation procedures, and to assist in operating and maintaining the satellite and ground station control systems (the O&M Contracts). The O&M Contracts are renewable at the Company’s option. Under these contracts, the Company owed Lockheed Martin approximately $818 and $1,057 and Raytheon approximately $828 and $639, as of September 30, 2005 and December 31, 2004, respectively.
In 1997, the Company entered into a fixed price contract with Raytheon (the ROC Master Contract), whereby Raytheon developed and built the hardware and software to be included in four of the Company’s ROCs to be sold to third parties. The Company’s purchase commitment under the terms of the ROC Master Contract was $49,965, all of which has been completed. In March 2001, the company converted the associated trade payables to notes payable. As of September 30, 2005 and December 31, 2004, the outstanding balance owed to Raytheon on this note was $5,143 and $5,143, respectively.
Included in the IKONOS construction contract were on-orbit incentives with the contractor, Lockheed Martin. Payments for the incentives are based on satellite performance and are made over a five-year time period beginning at satellite acceptance. Payments to the contractor started in August 2000. The Company expensed $11,612 and $12,573 of on-orbit incentives as of September 30, 2005 and 2004, respectively. The Company owed Lockheed Martin $0 and $4,977 as of September 30, 2005 and December 31, 2004, respectively, for the on-orbit incentives.
Production and Operating Expenses
Included in production and operating expenses are the following expenses charged by SI Inc. to the Company:

	Nine months ended September 30
	2005	2004

Other production costs	$243	$536
Research and development	668	908
Selling, general and administrative	16,292	17,959

	$17,203	$19,403

Leases
All of the Company’s lease arrangements are arranged on behalf of the Company by SI Inc. SI Inc. leases office space and certain equipment under noncancelable operating leases. Total rent expense incurred on behalf of, and subsequently charged to, the Company was $485 and $267 as of the nine months ended September 30, 2005 and 2004, respectively.

The Company’s future minimum payments as of September 30, 2005, payable to SI Inc., under noncancelable operating leases with initial terms of one year or more are as follows:

Operating Leases
2005 (Remaining Qtr)	$234
2006	286
2007	98
2008 and thereafter	8

$626

Notes Payable
The costs associated with the FCC License were originally incurred by Lockheed Martin. Upon receipt of the FCC License by the Company, the Company issued a note payable in the amount of $448 to Lockheed Martin. As of December 31, 2004, principal and all accrued interest are payable on June 1, 2005. Interest accrues at a per annum rate of 7.31%. As discussed in note 5, payments on this note plus interest have been prohibited by the Company’s restructured debt agreement. As a result and as of December 31, 2004, the balances have been classified as long-term notes payable in the accompanying financial statements. However, as discussed in note 1 and as of September 30, 2005, it is the Company’s belief that the impending sale of certain company assets will occur and the notes will be liquidated with the transaction entry, consequently the notes have been reclassified to current in the accompanying financial statements.
Other
There are various defined contribution plans for employees of SI Inc., the costs of which are charged to the Company. Total costs under these plans as of September 30, 2005 and 2004 were $411 and $571, respectively.
SI Inc. also adopted the Space Imaging, Inc. Phantom Equity Incentive Plan (the Phantom Equity Plan) effective January 1, 1998. All regular employees of SI Inc. have been invited to participate. Participants in the Phantom Equity Plan are awarded phantom units representing a hypothetical interest in Space Imaging LLC units. The number of phantom units awarded to each employee is a function of the employee’s level of responsibility, salary, and length of service. To the extent that the Space Imaging LLC units appreciate in value, the value of the phantom units will appreciate at the same rate. In 2005 Deloitte & Touche (“Deloitte”) conducted a valuation analysis and determined that the value of the hypothetical phantom units as of December 31, 2004 was “near zero.”
As of December 31, 2004, 16,609 Phase I units and 60,149 Phase II units were 100% vested for employees who were still employed. The Phantom Equity Plan states that phantom units of terminated employees shall be redeemed following their termination from the Company at the lower of a) the last valuation price prior to termination or b) the next valuation price following termination. During 2005, 5,001 Phase I units and 21,772 Phase II units were redeemed at the

12/31/04 valuation price of $0. Consequently, no payment was made as a result of the plan’s base price being $100.00/unit.
No phantom units were awarded in 2004 or 2005. As of September 30, 2005 the balance of phantom units was 11,609 Phase I units and 38,377 Phase II units. All phantom units are now 100% vested.
The Company accounts for the Phantom Equity Plan under FASB Interpretation FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, which states that compensation shall be accrued as a charge to expense during the vesting period. The value of the units is based on the net asset value of the Company. Accordingly, no expense was recorded under this plan in either 2005 or 2004.
4. Property and Equipment
Property and equipment, at cost, consist of:

	09/30/05	12/31/04

Land	$851	$851
Buildings	6,145	6,495
Construction in progress	349	—
Equipment	43,410	43,551

	50,755	50,897
Accumulated depreciation	(21,910)	(15,847)

	$28,845	$35,049

5. Long-Term Debt
On March 31, 2003, Lockheed Martin and Raytheon repaid the outstanding debt of the Company in the amount of $260 million and entered into a new agreement whereby Lockheed Martin and Raytheon became lenders to the Company. The new debt resulted in a borrowing capacity of $275 million including a sub-facility for $10 million in available letters of credit.
As of December 31, 2004, the Company was not in compliance with certain financial and non-financial covenants. On August 30, 2005, the Company’s creditors executed the First Amendment and Waiver to Amended and Restated Credit Agreement. In this agreement, the creditors waived the Company’s non-compliance on all financial and non-financial covenants and reporting requirements. Additionally, and for future borrowing needs, the agreement reduced the borrowing capacity down to $230.4 million, deleted the $10 million available under the letter of credit sub-facility, and rescheduled the payments for 2005. The Company is now scheduled to make payments of $15.4 million during 2005 with the remaining balance due in 2006.
The credit agreement includes financial covenants which limit investing cash flows minus all non-cash capitalization of imagery to $2 million and free cash flow as defined in the agreement cannot be less than $2 million for any fiscal year. The Company expects to be in compliance with these covenants as of December 31, 2005.

As of September 30, 2005, $224.4 million is classified as short-term in the accompanying financial statements.
The interest rate on the Company’s long-term debt is reset quarterly based on the London Interbank Offered Rate (LIBOR). The Company expensed $9,388 and $6,803 for interest on the facility and the Credit Agreement for the nine months ended September 30, 2005 and 2004, respectively. Interest paid by the Company was $11,052 and $4,357 for the nine months ended September 30, 2005 and year ended December 31, 2004, respectively. At September 30, 2005 and December 31, 2004, outstanding advances under the Credit Agreement aggregated $224,400 and $243,000, respectively, and carry an average interest rate of 5.36% and 3.73%, respectively.
6. Other
In 2005 and 2004, the Company carried receivables associated with a long-term contract with its Turkey international regional affiliate. The receivable makes up the sales on the customer’s regional operation center equipment. The amount in billed receivables as of September 30, 2005 and December 31, 2004 was $500 and $0, respectively. The amount in unbilled receivables as of September 30, 2005 and December 31, 2004 was $0 and $2,960, respectively.
7. Sale of Segments of Business
On February 28, 2005, the Company sold the assets of its Federal/Civil/Commercial line of business (formerly known as PMR) for $5,100, which resulted in a gain of $2,547. The Company is currently providing transition services for the buyer.
Additionally, on September 16, 2005, the Company received and executed an Asset Purchase Agreement to sell a portion of its assets. The accompanying financial statements reflect the contemplation of the closure of this asset sale.

Unaudited Pro Forma Condensed Consolidated Financial Statements
On January 10, 2006, SI Opco completed the acquisition of Space Imaging pursuant to the terms of the Purchase Agreement. The $58.5 million cash purchase price was funded with a combination of (i) the issuance of $50 million of indebtedness under the Credit Agreement described under Item 1.01 (ii) debt repayment by Space Imaging prior to the closing and (iii) cash of Space Imaging acquired in the acquisition. The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2005 and December 31, 2004 and the unaudited pro forma condensed consolidated statements of operations for the year ended December 25, 2004 and nine months ended September 30, 2005 give effect to the Company’s purchase of Space Imaging. The acquisition has been accounted for using the purchase method in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.”
The pro forma condensed consolidated balance sheets present the financial position of ORBIMAGE as if the acquisition of Space Imaging occurred on December 31, 2004 and September 30, 2005, respectively. The pro forma condensed consolidated statements of operations have been prepared as if the acquisition occurred on January 1, 2004 and January 1, 2005, respectively.
The pro forma condensed consolidated financial statements, which have been prepared in accordance with rules prescribed by Article 11 of Regulation S-X, are provided for informational purposes only and are not necessarily indicative of the past or future results of the operations or financial position of ORBIMAGE.
This information should be read in conjunction with the previously filed Current Report on Form 8-K, dated January 10, 2006, the previously filed historical consolidated financial statements and accompanying notes of ORBIMAGE, contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2005, and in conjunction with the historical financial statements and accompanying notes of Space Imaging included in this report on Form 8-K/A.

ORBIMAGE HOLDINGS INC.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
December 31, 2004
(In thousands except share data)

		Space	Pro Forma
	ORBIMAGE	Imaging	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$60,565	$12,705	$47,143	A	$69,030
			(51,383)	E
Receivables, net of allowances	12,148	29,234	(3,364)	B	36,521
			(1,497)	D
Other current assets	2,612	13,715	(6,340)	D	9,987

Total current assets	75,325	55,654	(15,441)		115,538

Property, plant and equipment, at cost less accumulated depreciation	18,263	9,148	(60)	B	27,351
Satellites and related rights, at cost less accumulated depreciation	116,640	25,901	—		142,541
Goodwill	28,490	—	1,254	E	29,744
Other assets	10,428	11,693	34	B	22,519
			(103)	C
			5,007	A
			(4,540)	D

Total assets	$249,146	$102,396	$(13,849)		$337,693

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,970	$27,200	$2,150	A	$34,044
			724	E
Amounts payable to subcontractors	47,545	—	—		47,545
Deferred revenue	2,234	9,423	(950)	D	10,707
Current portion of long-term debt	—	62,828	(62,828)	C	—

Total current liabilities	53,749	99,451	(60,904)		92,296

Long-term debt	85,018	203,975	(203,975)	C	135,018

			50,000	A
Deferred revenue, net of current portion	24,491	—	—		24,491

Total liabilities	163,258	303,426	(214,879)		251,805

Stockholders’ equity:
Common stock, par value $0.01	99	—	—		99
Additional paid-in capital	112,373	—	—		112,373
Unearned compensation	(1,845)	—	—		(1,845)
Accumulated deficit	(24,739)	—	—		(24,739)
Members’ capital (deficit)	—	(201,030)	201,030	F	—

Total stockholders’ equity	85,888	(201,030)	201,030		(85,888)

Total liabilities and stockholders’ equity	$249,146	$102,396	$(13,849)		$337,693

A – To record the additional funds borrowed by ORBIMAGE to consummate the acquisition of Space Imaging and to record the financing fees paid by ORBIMAGE in conjunction with obtaining the new borrowing. The fees of $5.0 million are deferred and amortized over the term of the loan.
B – To eliminate the operating results of Space Imaging’s federal/civil/commercial line of business which was sold in 2005.
C – To reflect the elimination of debt related balances of Space Imaging which were not assumed by ORBIMAGE.
D – To write down acquired assets and liabilities to their fair values.
E – To reflect the recording of new goodwill as a result of the acquisition, calculated as the excess of purchase price, including transaction costs, over the estimated fair values of the net assets acquired. Goodwill will not be amortized in accordance with SFAS No. 142 but will be subject to annual impairment tests.
F – To eliminate the members’ capital (deficit) of Space Imaging.

ORBIMAGE HOLDINGS INC.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2005
(In thousands except share data)

		Space	Pro Forma
	ORBIMAGE	Imaging	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$253,318	$16,229	$53,825	A	$271,989
			(51,383)	D
Receivables, net of allowances	8,444	23,427	(2,391)	C	29,480
Other current assets	3,634	12,260	(7,408)	C	8,486

Total current assets	265,396	51,916	(7,357)		309,955

Property, plant and equipment, at cost less accumulated depreciation	27,455	8,494	—		35,949
Satellites and related rights, at cost less accumulated depreciation	221,483	20,351	—		241,834
Goodwill	28,490	—	—	D	28,490
Other assets	26,092	8,574	(27)	B	29,537
			(1,675)	A
			(3,427)	C

Total assets	$568,916	$89,335	$(12,486)		$645,765

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,484	$21,977	$2,150	A	$34,487
			(3,848)	B
			724	D
Amounts payable to subcontractors	62,984	—	—		62,984
Deferred revenue	1,561	7,684	(1,838)	C	7,407
Current portion of long-term debt	—	248,859	(248,859)	B	—
Other current liabilities	1,113	—	—		1,113

Total current liabilities	79,142	278,520	(251,671)		105,991

Long-term debt	245,182	—	50,000	D	295,182
Deferred revenue, net of current portion	100,791	—	—		100,791
Other noncurrent liabilities	3,811	—	—		3,811

Total liabilities	428,926	278,520	(201,671)		505,775

Stockholders’ equity:
Common stock, par value $0.01	174	—	—		174
Additional paid-in capital	186,043	—	—		186,043
Unearned compensation	(765)	—	—		(765)
Accumulated deficit	(45,255)	—	—		(45,255)
Accumulated other comprehensive loss	(207)	—	—		(207)
Members’ capital (deficit)	—	(189,185)	189,185	E	—

Total stockholders’ equity	139,990	(189,185)	189,185		139,990

Total liabilities and stockholders’ equity	$568,916	$89,335	$(12,486)		$645,765

A – To record the additional funds borrowed by ORBIMAGE to consummate the acquisition of Space Imaging and to record the financing fees paid by ORBIMAGE in conjunction with obtaining the new borrowing. The fees of $5.0 million are deferred and amortized over the term of the loan. This entry reflects the application of a $6.0 million initial payment to the sellers in September and $0.7M of acquisition-related costs incurred through September 30, 2005. These amounts were included in “Other Assets” on ORBIMAGE’s condensed consolidated balance sheet at September 30, 2005.
B – To reflect the elimination of debt related balances of Space Imaging which were not assumed by ORBIMAGE.
C – To write down acquired assets and liabilities to their fair values.
D – To reflect the recording of the Space Imaging acquisition. No goodwill is recorded in this transaction because the purchase price, including transaction costs, did not exceed the estimated fair values of the net assets acquired.
E – To eliminate the members’ capital (deficit) of Space Imaging.

ORBIMAGE HOLDINGS INC.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2004
(In thousands except share and per share data)

		Space	Pro Forma
	ORBIMAGE	Imaging	Adjustments		Pro Forma
Revenues	$31,020	$141,333	$(8,948)	A	$163,405
Direct expenses	33,754	143,167	(8,778)	A	168,143

Gross profit (loss)	(2,734)	(1,834)	(170)		(4,738)
Selling, general and administrative expenses	11,746	29,839	(945)	A	40,640
Asset impairment charges	—	158,605	(158,605)	B	—

Loss from operations	(14,480)	(190,278)	159,380		(45,378)
Other expense, net	—	2,130	(626)	A	1,504
Interest expense, net			(9,506)	C
	10,259	9,478	4,958	C	15,189

Loss before benefit for income taxes	(24,739)	(201,886)	164,554		(62,071)
Benefit for income taxes	—	—	—		—

Net loss	$(24,739)	$(201,886)	$164,554		$(62,071)

Loss per share — basic and diluted	$(3.80)				$(9.53)

Weighted average shares outstanding	6,513,231				6,513,231

A – To eliminate the operating results of Space Imaging’s federal/civil/commercial line of business which was sold in 2005.
B – To reverse the impairment charge taken by Space Imaging on its IKONOS satellite and related ground equipment and antenna.
C – To reflect the elimination of interest expense recorded by Space Imaging and the pro forma interest expense and amortization of finance costs for additional funds borrowed by ORBIMAGE to consummate the acquisition. The interest rate is estimated at 7.69% per annum based on the average applicable LIBOR rate for 2004 and the finance costs will be amortized over the life of the loan using the interest method.

ORBIMAGE HOLDINGS INC.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Nine Months Ended September 30, 2005
(In thousands except share and per share data)

		Space	Pro Forma
	ORBIMAGE	Imaging	Adjustments		Pro Forma
Revenues	$28,357	$92,894	$(703)	A	$120,548
Direct expenses	27,843	56,646	(497)	A	83,992

Gross profit	514	36,248	(206)		36,556
Selling, general and administrative expenses	8,792	17,403	(396)	A	25,799

Earnings (loss) from operations	(8,278)	18,845	190		10,757
Other (income) expense, net	—	(2,320)	2,521	A	201
Interest expense, net	9,480	9,320	(9,403)	B	13,965
			4,568	B
Loss on early extinguishment of debt	2,758	—	—		2,758

Earnings (loss) before provision (benefit) for income taxes	(20,516)	11,845	2,504		(6,167)
Provision (benefit) for income taxes	—	—	—		—

Net income (loss)	$(20,516)	$11,845	$2,504		$(6,167)

Loss per share — basic and diluted	$(1.29)				$(0.39)

Weighted average shares outstanding	15,849,818				15,849,818

A – To eliminate the operating results of Space Imaging’s federal/civil/commercial line of business which was sold in 2005.
B – To reflect the elimination of interest expense recorded by Space Imaging and the pro forma interest expense and amortization of finance costs for additional funds borrowed by ORBIMAGE to consummate the acquisition. The interest rate is estimated at 9.32% per annum based on the average applicable LIBOR rate for the nine months ended September 30, 2005 and the finance costs will be amortized over the life of the loan using the interest method.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 13, 2006	ORBIMAGE HOLDINGS INC.

	By:	/s/ William L. Warren
William L. Warren Vice President, General Counsel & Secretary